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                                                                  Ex. 99 (j)(a)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the High Yield Bond Fund, Income Plus Fund, Intermediate Government Income Fund, Short Duration Government Bond Fund, Government Securities Fund, Ultra Short-Term Income Fund, Ultra Short Duration Bond Fund, Corporate Bond Fund, Short-Term High Yield Bond Fund, Strategic Income Fund, High Income Fund, Short-Term Bond Fund, Diversified Bond Fund, Stable Income Fund, Total Return Bond Fund, Inflation-Protected Bond Fund, WealthBuilder Tactical Equity Portfolio, WealthBuilder Equity Portfolio, WealthBuilder Growth Balanced Portfolio, WealthBuilder Conservative Allocation Portfolio, WealthBuilder Growth Allocation Portfolio, and the WealthBuilder Moderate Balanced Portfolio, dated July 25, 2007, incorporated herein by reference, a total of twenty-two funds of the Wells Fargo Funds Trust, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our report for the Managed Fixed Income Portfolio, Stable Income Portfolio, Total Return Bond Portfolio, and the Inflation-Protected Bond Portfolio, four portfolios of Wells Fargo Master Trust, dated July 25, 2007, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 28, 2007